Plexus Announces Fiscal First Quarter 2019 Financial Results

•	Quarterly revenue of $766 million during the fiscal first quarter of 2019

•	GAAP diluted EPS of $0.69

•	Non-GAAP adjusted diluted EPS of $0.91, excluding $0.22 per share of tax expense related to recently issued regulations under U.S. tax reform

•	Initiates fiscal second quarter 2019 revenue guidance of $760 to $800 million with GAAP diluted EPS of $0.80 to $0.90

NEENAH, WI – January 16, 2019 - Plexus (NASDAQ: PLXS) today announced financial results for its fiscal first quarter ended December 29, 2018, and guidance for its fiscal second quarter ending March 30, 2019.

	Three Months Ended
	Dec 29, 2018	Dec 29, 2018	Mar 30, 2019
	Q1F19 Results	Q1F19 Guidance	Q2F19 Guidance
Summary GAAP Items
Revenue (in millions)	$766	$750 to $790	$760 to $800
Operating margin	4.8%	4.6% to 5.0%	4.3% to 4.7%
Diluted EPS (1)	$0.69	$0.85 to $0.95	$0.80 to $0.90

Summary Non-GAAP Items (2)
Adjusted diluted EPS (1)	$0.91
Return on invested capital (ROIC)	14.6%
Economic Return	5.6%

(1)	Includes stock-based compensation expense of $0.15 for Q1F19 results and $0.16 for Q2F19 guidance.
(2)	Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures and a reconciliation to GAAP.
Fiscal First Quarter 2019 Information

•	Won 33 manufacturing programs during the quarter representing $230 million in annualized revenue when fully ramped into production

•	Trailing four quarter manufacturing wins total $920 million in annualized revenue when fully ramped into production

•	Purchased $50.1 million of our shares at an average price of $57.53 per share under our existing share repurchase program

Todd Kelsey, President and CEO, commented, “Our fiscal first quarter results were aligned with our expectations entering the quarter. We delivered revenue of $766 million and non-GAAP EPS of $0.91, which represented increases of 13% and 21%, respectively, over the comparable period in fiscal 2018. In addition, we achieved strong operating performance with operating margin of 4.8%, firmly within our enduring target range of 4.7% to 5.0%.”

Patrick Jermain, Senior Vice President and CFO, commented, “Fiscal first quarter GAAP diluted EPS included $0.22 per share of expense related to additional regulations issued by the U.S. Department of the Treasury in November 2018 under the U.S. Tax Cuts and Jobs Act. During the quarter, we repurchased over $50 million of our shares, which was partially funded with repatriated cash. Since the enactment of U.S. tax reform, we have brought back over $450 million.”

Mr. Kelsey continued, “As we look ahead to the fiscal second quarter, we expect new program ramps will offset weakness in the semiconductor capital equipment market. Therefore, we are guiding revenue of $760 million to $800 million. We anticipate revenue at this level will lead to GAAP diluted EPS in the range of $0.80 to $0.90.”

Mr. Jermain concluded, “We anticipate non-operating expenses in the fiscal second quarter to be approximately $1.6 million, or $0.05 per share, higher than the fiscal first quarter. The increase is primarily related to additional interest expense from expected increased borrowing under our revolving credit facility and the commencement of a capital lease for our new facility in Guadalajara, Mexico. In addition, our operating margin is expected to be slightly below our enduring target range as we absorb the reset of payroll tax for U.S. employees and seasonal salary adjustments.”

Mr. Kelsey concluded, “Within the fiscal first quarter our teams delivered $230 million of new manufacturing wins, consisting of a healthy mix of programs with new and existing customers, bringing our trailing four quarter wins to a recent high of $920 million. When we couple the new wins strength with largely stable end markets in our non-traditional sectors, we expect a solid growth year in fiscal 2019. In addition, we anticipate operating margin within our 4.7% to 5.0% target range for the fiscal year as we mitigate the second quarter seasonal cost pressures through improved productivity. These factors, combined with our share repurchase program, are expected to result in EPS leverage in fiscal 2019.”

Quarterly & Annual Comparison	Three Months Ended
	Dec 29, 2018	Sept 29, 2018	Dec 30, 2017
(in thousands, except EPS)	Q1F19	Q4F18	Q1F18
Revenue	$765,544	$771,178	$677,294
Gross profit	72,383	73,304	63,523
Operating income	36,951	36,965	31,557
Net income (loss)	22,226	72,742	(98,493)
Diluted earnings (loss) per share	$0.69	$2.20	$(2.93)
Adjusted net income (1)	29,261	31,615	26,019
Adjusted diluted EPS (1)	$0.91	$0.96	$0.75

Gross margin	9.5%	9.5%	9.4%
Operating margin	4.8%	4.8%	4.7%

ROIC (1)	14.6%	16.1%	16.2%
Economic Return (1)	5.6%	6.6%	6.7%

(1) Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures discussed in this release, such as adjusted net income, adjusted diluted EPS, ROIC and Economic Return, and a reconciliation of these measures to GAAP.

Business Segment and Market Sector Revenue
The Company measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s global market sector focused business development strategy. Top 10 customers comprised 59% of revenue during the fiscal first quarter, consistent with the fiscal fourth quarter of 2018.

Business Segments ($ in millions)	Three Months Ended
	Dec 29, 2018 Q1F19	Sept 29, 2018 Q4F18	Dec 30, 2017 Q1F18
Americas	$354	$320	$299
Asia-Pacific	378	418	346
Europe, Middle East, and Africa	73	69	64
Elimination of inter-segment sales	(39)	(36)	(32)
Total Revenue	$766	$771	$677

Market Sectors ($ in millions)	Three Months Ended
	Dec 29, 2018 Q1F19		Sept 29, 2018 Q4F18		Dec 30, 2017 Q1F18
Healthcare/Life Sciences	$301	39%	$289	37%	$237	35%
Industrial/Commercial	219	29%	244	32%	207	30%
Communications	123	16%	118	15%	133	20%
Aerospace/Defense	123	16%	120	16%	100	15%
Total Revenue	$766		$771		$677

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, Economic Return, and free cash flow, because such measures are used for internal management goals and decision making, and because they provide management and investors additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of items such as the continuing transitional effects of the U.S. Tax Cuts & Jobs Act (“U.S. Tax Reform”) that are not reflective of continuing operations. For a full reconciliation of non-GAAP measures to comparable GAAP measures, please refer to the attached Non-GAAP Supplemental Information Tables.

ROIC and Economic Return
ROIC for the fiscal first quarter was 14.6%. The Company defines ROIC for the fiscal first quarter as tax-effected annualized adjusted operating income divided by average invested capital over a two-quarter period. Invested capital is defined as equity plus debt, less cash and cash equivalents. The Company’s weighted average cost of capital for fiscal 2019 is 9.0%. ROIC for the fiscal first quarter less the Company’s weighted average cost of capital resulted in an economic return of 5.6%.

Free Cash Flow Calculation
The Company defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended December 29, 2018, cash flows used in operations were $33.3 million, less capital expenditures of $24.9 million, resulting in negative free cash flow of $58.2 million.

Cash Cycle Days	Three Months Ended
	Dec 29, 2018 Q1F19	Sept 29, 2018 Q4F18	Dec 30, 2017 Q1F18
Days in Accounts Receivable	51	47	45
Days in Contract Assets (1)	10	-	-
Days in Inventory (1)	105	104	100
Days in Accounts Payable	(68)	(66)	(63)
Days in Cash Deposits	(15)	(12)	(15)
Annualized Cash Cycle (1)	83	73	67

(1) We calculate cash cycle as the sum of days in accounts receivable, contract assets and days in inventory, less days in accounts payable and days in cash deposits. On September 30, 2018, the Company adopted Accounting Standards Update No. 2014-09 (“ASU 2014-09”), Revenue Recognition (Topic 606).  For the three months ended December 29, 2018, cash cycle days include contract assets and an associated reduction in inventory. As the guidance was adopted using a modified retrospective approach, no impact to prior periods was required to be recognized.

Conference Call and Webcast Information

What:	Plexus Fiscal 2019 Q1 Earnings Conference Call and Webcast
When:	Thursday, January 17, 2019 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, https://plexus.gcs-web.com/events-and-presentations/upcoming-events, where a slide presentation reviewing fiscal first quarter 2019 results will also be made available ahead of the conference call.

Conference call at +1.800.773.2954 with passcode: 48018534

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.888.843.7419 or +1.630.652.3042 with passcode: 48018534

Investor and Media Contact
Heather Beresford
+1.920.751.3612
heather.beresford@plexus.com

About Plexus – The Product Realization Company
Since 1979, Plexus has been partnering with companies to create the products that build a better world. We are a team of over 19,000, providing global Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing, and Aftermarket Services. Plexus is an industry leader that specializes in serving customers with complex products used in demanding regulatory environments. Plexus delivers customer service excellence to leading global companies by providing innovative, comprehensive solutions throughout the product’s lifecycle. For more information about Plexus, visit our website, plexus.com.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the effects of tariffs and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; the effect of start-up costs of new programs and facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix, low volumes and demanding quality, regulatory, and other requirements; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; risks related to information technology systems and data security; the effects of U.S. Tax Reform and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions, and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s pending exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism and weather events); the impact of increased competition; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings (particularly in "Risk Factors" in our fiscal 2018 Form 10-K).

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Dec 29,	Dec 30,
	2018	2017
Net sales	$765,544	$677,294
Cost of sales	693,161	613,771
Gross profit	72,383	63,523
Selling and administrative expenses	35,432	31,966
Operating income	36,951	31,557
Other income (expense):
Interest expense	(2,249)	(3,725)
Interest income	525	1,555
Miscellaneous	(1,112)	(346)
Income before income taxes	34,115	29,041
Income tax expense	11,889	127,534
Net income (loss)	$22,226	$(98,493)
Earnings (loss) per share:
Basic	$0.71	$(2.93)
Diluted	$0.69	$(2.93)
Weighted average shares outstanding:
Basic	31,403	33,567
Diluted	32,286	33,567

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	Dec 29,	Sept 29,
	2018	2018
ASSETS
Current assets:
Cash and cash equivalents	$188,799	$297,269
Restricted cash	4,074	417
Accounts receivable	428,487	394,827
Contract assets	82,775	—
Inventories	798,271	794,346
Prepaid expenses and other	31,435	30,302
Total current assets	1,533,841	1,517,161
Property, plant and equipment, net	361,311	341,306
Deferred income taxes	10,832	10,825
Intangible assets	7,807	8,239
Other	55,892	55,111
Total non-current assets	435,842	415,481
Total assets	$1,969,683	$1,932,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$8,633	$5,532
Accounts payable	516,989	506,322
Customer deposits	112,663	90,782
Accrued salaries and wages	58,532	66,874
Other accrued liabilities	83,004	68,163
Total current liabilities	779,821	737,673
Long-term debt and capital lease obligations, net of current portion	187,567	183,085
Accrued income taxes payable	63,848	56,130
Deferred income taxes	14,610	14,376
Other liabilities	18,674	20,235
Total non-current liabilities	284,699	273,826
Total liabilities	1,064,520	1,011,499
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
52,591 and 52,567 shares issued, respectively,
and 30,992 and 31,838 shares outstanding, respectively	526	526
Additional paid-in-capital	587,011	581,488
Common stock held in treasury, at cost, 21,599 and 20,729, respectively	(761,189)	(711,138)
Retained earnings	1,092,287	1,062,246
Accumulated other comprehensive loss	(13,472)	(11,979)
Total shareholders’ equity	905,163	921,143
Total liabilities and shareholders’ equity	$1,969,683	$1,932,642

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Dec 29,	Sept 29,	Dec 30,
	2018	2018	2017
Net income (loss), as reported	$22,226	$72,742	$(98,493)

Non-GAAP adjustments:
Non-recurring tax impacts (1)	7,035	(41,127)	124,512
Adjusted net income	$29,261	$31,615	$26,019

Diluted weighted average shares outstanding, as reported	32,286	33,020	33,567
Diluted weighted average shares outstanding, as adjusted (2)	32,286	33,020	34,630

Diluted earnings (loss) per share, as reported	$0.69	$2.20	$(2.93)

Non-GAAP per share adjustments:
Impact of dilutive shares excluded from GAAP results due to the net loss position (2)	—	—	0.09
Non-recurring tax impacts (1)	0.22	(1.24)	3.59
Adjusted diluted earnings per share	$0.91	$0.96	$0.75

(1)
During the three months ended December 29, 2018, non-recurring tax expense of $7.0 million was recorded in accordance with new regulations issued in November 2018 under U.S. Tax Reform. These regulations impacted the treatment of foreign taxes paid.
During the three months ended September 29, 2018, non-recurring tax benefits of $38.6 million resulted primarily from the use of fiscal 2018 tax losses and net operating loss carryforwards against the deemed repatriation tax as well as a $3.6 million benefit due to the reversal of a valuation allowance on U.S. deferred tax assets. These benefits were partially offset by a $1.1 million tax expense for other non-recurring tax items.
During the three months ended December 30, 2017, as a result of the enactment of U.S. Tax Reform, $124.5 million of tax expense was recorded; of this amount, $101.8 million related to the federal and state tax expense on deemed repatriation of our un-repatriated foreign earnings under §965 of the Internal Revenue Code and $22.7 million related to the reversal of the Company’s permanently reinvested assertion on historical foreign undistributed earnings.

(2)
For the three months ended December 30, 2017, the total weighted average number of potentially-dilutive securities was 1.1 million. However, these securities were not included in the computation of GAAP diluted net loss per share since to do so would have decreased the loss per share.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Three Months Ended		Twelve Months Ended		Three Months Ended
	Dec 29,		Sept 29,		Dec 30,
	2018		2018		2017
Operating income, as reported		$36,951		$118,283		$31,557
One-time employee bonus	+	—	+	13,512	+	—
Adjusted operating income		$36,951		$131,795		$31,557
	x	4			x	4

Adjusted annualized operating income		$147,804		$131,795		$126,228
Adjusted effective tax rate	x	15%	x	10%	x	10%
Tax impact		22,171		13,180		12,623
Adjusted operating income (tax effected)		$125,633		$118,615		$113,605

Average invested capital	÷	$862,528	÷	$735,598	÷	$701,635

ROIC		14.6%		16.1%		16.2%
Weighted average cost of capital	-	9.0%	-	9.5%	-	9.5%
Economic return		5.6%		6.6%		6.7%

	Three Months Ended
Average Invested Capital	Dec 29,	Sept 29,	Jun 30,	Mar 31,	Dec 30,	Sept 30,
Calculations	2018	2018	2018	2018	2017	2017
Equity	$905,163	$921,143	$882,360	$920,503	$933,849	$1,025,939
Plus:
Debt - current	8,633	5,532	6,365	180,772	179,881	286,934
Debt - long-term	187,567	183,085	180,204	27,217	26,047	26,173
Less:
Cash and cash equivalents	(188,799)	(297,269)	(332,723)	(402,470)	(506,694)	(568,860)
	$912,564	$812,491	$736,206	$726,022	$633,083	$770,186